Exhibit 99.1

For Immediate Release:	Ian J. McAdams Chief Financial Officer (914) 921 5078 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.

Reports Fourth Quarter and Full Year Results

-	Year-end AUM: $1.25 billion at December 31, 2024

-	Book Value was $42.14 per share at year-end 2024 which reflects $2.20 per share of dividends paid vs. Book Value of $42.11 a year ago

-	Sold 1.15 million shares of GAMCO to GAMCO for proceeds of $30.4 million

-	Ended 2024 with cash and investments of $40.78 per share

-	Returned $58.6 million, or $2.72 per share, to shareholders through dividends and share repurchases in 2024

-	Completed shareholder-designated charitable contributions to 501(c)(3) organizations bringing the total to $42 million since our 2015 spin-off

GREENWICH, Connecticut, February 5, 2025 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the fourth quarter and full year-ended December 31, 2024.

Financial Highlights - GAAP Basis

($ in 000's except AUM and per share data)

(Unaudited)	Fourth Quarter		Full Year
	2024	2023	2024	2023
AUM - end of period (in millions)	$1,248	$1,591	$1,248	$1,591
AUM - average (in millions)	1,291	1,581	1,410	1,659

Revenues	5,154	5,636	13,175	12,683
Operating loss before management fee (Non-GAAP)	(3,059)	(2,451)	(12,883)	(11,501)
Investment and other non-operating income, net	4,372	26,672	71,488	63,812
Income before income taxes	1,179	21,850	52,735	46,865

Net income	4,280	16,342	44,328	37,451
Net income per share - basic and diluted	$0.20	$0.76	$2.08	$1.72

Class A shares outstanding (000's)	2,234	2,587	2,234	2,587
Class B " "	18,951	18,951	18,951	18,951
Total " "	21,185	21,538	21,185	21,538
Book Value per share	$42.14	$42.11	$42.14	$42.11

Fourth Quarter Financial Data

-	Assets under management ended the quarter at $1.25 billion versus $1.34 billion at September 30, 2024.

-	At December 31, 2024, book value per share was $42.14 per share, reflecting the $2.20 per share of dividends paid versus $42.11 per share at December 31, 2023

Fourth Quarter Results

Fourth quarter revenues were $5.2 million compared to $5.6 million for the fourth quarter of 2023. Revenues generated by the GAMCO International SICAV – GAMCO Merger Arbitrage (the “SICAV”) were $1.0 million versus $0.8 million in the prior year period. All other revenues were $4.2 million compared to $4.8 million in the year ago quarter.

Starting in December 2023, the Company began recognizing 100% of the merger arbitrage SICAV revenues received by Gabelli Funds, LLC (“Gabelli Funds”). In turn, AC pays the marketing expenses of the SICAV previously paid by Gabelli Funds and remits an administrative fee to Gabelli Funds for administrative services provided. This change better aligns the financial arrangements with the services rendered by each party. The net effect of this change had no material impact on our net operating results.

Total operating expenses, excluding management fee, were $8.2 million in the fourth quarter 2024 compared to $8.1 million in the comparable 2023 period.

Net investment and other non-operating income was $4.4 million for the fourth quarter versus $26.7 million in the year ago quarter, reflecting interest income in the current quarter offset partially by shareholder designated contribution expense.

The fourth quarter of 2024 includes a Management fee of $0.1 million versus $2.4 million in the fourth quarter of 2023. Our provision for income taxes was a benefit of $3.1 million for the quarter, resulting from deferred tax benefits from the sale of GAMCO shares, compared to expense of $5.6 million in the comparable period of 2023.

Full Year Results

Revenues for the year ended 2024 were $13.2 million compared to $12.7 million in 2023. Revenues generated by the GAMCO International SICAV – GAMCO Merger Arbitrage were $5.0 million versus $3.7 million in the prior year period. All other revenues were $8.2 million compared to $9.0 million in the year ago quarter.

For 2024, the operating loss before Management fee was $12.9 million compared to $11.5 million in 2023.

The full year 2024 net investment and other non-operating income was $71.5 million versus $63.8 million, primarily due to higher dividend income from GAMCO Investors, Inc. (“GAMCO”) in 2024.

In 2024, Management fee was $5.9 million compared to $5.4 million in 2023.

Our income tax rate for the year was 15.8% compared to 19.5% for the prior year primarily driven by deferred tax benefits from the sale of GAMCO shares that reduced the current period’s effective tax rate.

Assets Under Management (AUM)

Assets under management ended the year at $1.25 billion, $343 million less than year-end 2023, reflecting net outflows of $363 million and the impact of currency fluctuations in non-US dollar denominated classes of investment funds of $29 million, offset partially by market appreciation of $49 million. In the merger arbitrage strategy, most of the outflows ($198 million) were tied to GAMCO Merger Arbitrage UCITS (a Luxembourg entity organized as an Undertaking for Collective Investment in Transferrable Securities).  These outflows were generally driven by our clients including wealth managers, bank platforms and insurance companies reallocating funds to other asset classes.

AUM since spin-off:

	December 31,
($ in millions)	2024	2023	2022	2021	2020	2019	2018	2017	2016	2015
Merger Arbitrage	$1,003	$1,312	$1,588	$1,542	$1,126	$1,525	$1,342	$1,384	$1,076	$869
Long/Short Value(a)	209	244	222	195	180	132	118	91	133	145
Other	36	35	32	44	45	59	60	66	63	66
Total AUM	$1,248	$1,591	$1,842	$1,781	$1,351	$1,716	$1,520	$1,541	$1,272	$1,080

(a) Assets under management represent the assets invested in this strategy that are attributable to AC.

Alternative Investment Management

The alternative investment strategy offerings center around our merger arbitrage strategy, which has an absolute return focus of generating returns independent of the broad equity and fixed income markets. We also offer strategies utilizing fundamental, active, event-driven and special situations investments.

Merger Arbitrage

For the fourth quarter of 2024, our longest continuously offered fund in the merger arbitrage strategy generated gross returns of 0.95% (0.57% net of fees). For the full year, gross returns were 5.83% (3.82% net of fees), adding to its historical record of positive net returns in 38 of the last 40 years. A summary of the performance is as follows:

			Full Year
Performance%(a)	4Q '24	4Q '23	2024	2023	2022	2021	2020	5 Year(b)	Since 1985(b)(c)
Merger Arb
Gross	0.95	3.19	5.83	5.49	4.47	10.81	9.45	7.18	9.98
Net	0.57	2.35	3.82	3.56	2.75	7.78	6.70	4.90	7.06

(a) Net performance is net of fees and expenses, unless otherwise noted. Performance shown is for an actual fund in this strategy. The performance of other funds in this strategy may vary. Past performance is no guarantee of future results.

(b) Represents annualized returns through December 31, 2024

(c) Inception Date: February 1985

Since its inception in 1985, our longest continuously offered fund in the merger arbitrage strategy has consistently outperformed the return on 90-day T-Bills. The summary historical performane is as follows:

Merger Arbitrage (1)
Percent Return (%)
Year	Gross Return	Net Return	90 Day T-Bills
2024	5.83	3.82	5.45
2023	5.49	3.56	5.26
2022	4.47	2.75	1.50
2021	10.81	7.78	0.05
2020	9.45	6.70	0.58
2019	8.55	5.98	2.25
2018	4.35	2.65	1.86
2017	4.69	2.92	0.84
2016	9.13	6.44	0.27
2015	5.33	3.43	0.03
2014	3.89	2.29	0.03
2013	5.33	3.43	0.05
2012	4.32	2.63	0.07
2011	4.89	3.07	0.08
2010	9.07	6.35	0.13
2009	12.40	9.15	0.16
2008	0.06	-0.94	1.80
2007	6.39	4.26	4.74
2006	12.39	8.96	4.76
2005	9.40	6.63	3.00
2004	5.49	3.69	1.24
2003	8.90	6.26	1.07
2002	4.56	2.45	1.70
2001	7.11	4.56	4.09
2000	18.10	13.57	5.96
1999	16.61	12.31	4.74
1998	10.10	7.21	5.06
1997	12.69	9.21	5.25
1996	12.14	8.84	5.25
1995	14.06	10.27	5.75
1994	7.90	5.53	4.24
1993	12.29	8.91	3.09
1992	7.05	4.78	3.62
1991	12.00	8.76	5.75
1990	9.43	6.67	7.92
1989	23.00	17.55	8.63
1988	45.84	35.66	6.76
1987	-13.67	-14.54	5.90
1986	33.40	26.14	6.24
1985	30.47	22.64	7.82

Average	10.34	7.31	3.32

(1) The performance above refers to our longest continuously offered fund in the merger arbitrage strategy (net and gross returns). Net returns are net of management and incentive fees. Individual investment returns may differ due to timing of investment and other factors. Past performance is not indicative of future results.

Worldwide mergers and acquisitions (“M&A”) totaled $3.2 trillion in 2024, an increase of 10% compared to 2023, with strength across all major geographies. The US remained the preferred venue for dealmaking, with volume of approximately $1.4 trillion, an increase of about 5% and accounting for 45% of worldwide M&A. European deal activity increased 22% to $700 billion, and cross-border M&A totaled approximately $1.1 trillion, a 12% increase compared to 2023. Technology returned to the top sector for deals with approximately $500 billion in 2024, an increase of 32% compared to 2023 and accounting for 16% of total deals. Energy & Power accounted for 15% of deal activity ($477 billion), while Financials accounted for 14% of total volume ($453 billion), an increase of 51% compared to 2023. Private Equity firms remained acquisitive with $706 billion of announced deals, accounting for 22% of total M&A and increasing 24% compared to 2023.

With the change at the White House and Congress we are seeing a “changing of the guard” with respect to several M&A – related regulatory appointments, some of which will have a material impact on M&A investing:  most notably, the Chair of the U.S. Federal Trade Commission (“FTC”) and the U.S. Attorney General who heads The Department of Justice (“DOJ”). These changes are likely to facilitate an increase in deal activity as corporate sentiment shifts to move ahead with transformational transactions for their businesses.

The Merger Arbitrage strategy is offered by mandate and client type through partnerships and offshore corporations serving accredited as well as institutional investors. The strategy is also offered in separately managed accounts, a Luxembourg UCITS and a London Stock Exchange listed investment company, Gabelli Merger Plus+ Trust Plc (GMP-LN).

Acquisitions

Associated Capital Group's plan is to accelerate the use of its capital. We intend to leverage our research and investment capabilities by pursuing acquisitions and alliances that will broaden our product offerings and add new sources of distribution. In addition, we may make direct investments in operating businesses using a variety of techniques and structures to accomplish our objectives.

Giving Back to Society – (Y)our “S” in ESG

AC seeks to be a good corporate citizen by supporting our community through sponsoring local organizations. On August 7, 2024, the Board of Directors approved a $0.20 per share shareholder designated charitable contribution ("SDCC") for registered shareholders. Based on the program created by Warren Buffett at Berkshire Hathaway, our corporate charitable giving is unique in that the recipients of AC's charitable contributions are chosen directly by our shareholders, rather than by our corporate officers. In the first quarter of 2025, we completed the distribution of approximately $4.0 million to various organizations selected by our shareholders for our 2024 program. Since our spin-off as a public company, the shareholders of AC have donated approximately $42 million, including the most recent SDCC, to over 200 501(c)(3) organizations that address a broad range of local, national and international concerns.

Shareholder Dividends and Buybacks

At its meeting on November 8, 2024, the Board of Directors declared a semi-annual dividend of $0.10 per share, which was paid on December 19, 2024 to shareholders of record on December 5, 2024. For the full year, the Company paid dividends of $46.8 million, or $2.20 per share.

During the fourth quarter, AC repurchased 63,075 Class A shares, for $2.3 million, at an average price of $35.87 per share. Furthermore, for the full year AC repurchased 353,116 Class A shares, for $11.8 million, at an average price of $33.53 per share.

The Company intends to continue to repurchase additional shares, but share repurchases may vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.

Since our spin-off from GAMCO on November 30, 2015, AC has returned $184.2 million to shareholders through share repurchases and exchange offers, and paid dividends of $83.2 million.

At December 31, 2024, there were 2.234 million Class A shares and 18.951 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA”). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars, including Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor. We also created Gabelli Principal Strategies Group, LLC (“GPS”) in December 2015 to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company, as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in 000's)	2024	2023	2024	2023
Operating loss - GAAP	$(3,193)	$(4,822)	$(18,753)	$(16,947)

Add: management fee expense(1)	134	2,371	5,870	5,446

Operating loss before management fee - Non-GAAP	$(3,059)	$(2,451)	$(12,883)	$(11,501)

(1) Management fee expense is incentive-based and is equal to 10% of Income before management fee and income taxes and excludes the impact of consolidating entities. For the three months ended December 31, 2024 and 2023, Income before management fee, income taxes and excluding consolidated entities was income of $1,340 and $23,710, respectively. As a result, $134 and $2,371 was accrued for the 10% management fee expense in 2024 and 2023 periods, respectively. For the year ended December 31, 2024 and 2023, Income before management fee, income taxes and excluding consolidated entities was income of $58,699 and $54,456, respectively. As a result, $5,870 and $5,446 was accrued for the 10% management fee expense in 2024 and 2023, respectively.

Table I

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Amounts in thousands, except share data)

	December 31,
	2024	2023
ASSETS
Cash, cash equivalents and US Treasury Bills	$367,850	$406,642
Investments in securities and partnerships	487,623	420,706
Investment in GAMCO stock	16,920	45,602
Receivable from brokers	27,634	30,268
Income taxes receivable, including deferred tax assets, net	6,021	8,474
Other receivables	4,778	5,587
Other assets	24,463	26,518
Total assets	$935,289	$943,797

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY

Payable to brokers	$5,491	$4,459
Compensation payable	17,747	15,169
Securities sold short, not yet purchased	8,436	5,918
Accrued expenses and other liabilities	5,317	5,173
Total liabilities	36,991	30,719

Redeemable noncontrolling interests	5,592	6,103

Total Associated Capital Group, Inc. equity	892,706	906,975

Total liabilities, redeemable noncontrolling interests and equity	$935,289	$943,797

Notes:

(1) Certain captions include amounts related to a consolidated variable interest entity ("VIE") and voting interest entity ("VOE"). Refer to the Consolidated Financial Statements included in the 10-K report to be filed for the year ended December 31, 2024 for more details on the impact of consolidating these entities.

(2) Investment in GAMCO stock: 699,749 and 2,386,295 shares, respectively.

Table II

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Investment advisory and incentive fees	$5,049	$5,535	$12,755	$12,324
Other	105	101	420	359
Total revenues	5,154	5,636	13,175	12,683

Compensation	6,316	5,809	18,293	17,246
Other operating expenses	1,897	2,278	7,765	6,938
Total expenses	8,213	8,087	26,058	24,184

Operating loss before management fee	(3,059)	(2,451)	(12,883)	(11,501)

Net investment gain/(loss)	(41)	21,398	42,767	43,033
Dividend income from GAMCO	92	96	5,454	384
Interest and dividend income, net	7,384	7,591	26,779	24,412
Shareholder-designated contribution	(3,063)	(2,413)	(3,512)	(4,017)
Investment and other non-operating income, net	4,372	26,672	71,488	63,812

Income before management fee and income taxes	1,313	24,221	58,605	52,311
Management fee	134	2,371	5,870	5,446
Income before income taxes	1,179	21,850	52,735	46,865
Income tax expense/(benefit)	(3,108)	5,551	8,307	9,137
Income before noncontrolling interests	4,287	16,299	44,428	37,728
Income/(loss) attributable to noncontrolling interests	7	(43)	100	277
Net income attributable to Associated Capital Group, Inc.'s shareholders	$4,280	$16,342	$44,328	$37,451

Net income per share attributable to Associated Capital Group, Inc.'s shareholders:
Basic	$0.20	$0.76	$2.08	$1.72
Diluted	$0.20	$0.76	$2.08	$1.72

Weighted average shares outstanding:
Basic	21,222	21,576	21,347	21,771
Diluted	21,222	21,576	21,347	21,771

Actual shares outstanding - end of period	21,185	21,538	21,185	21,538

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.